Exhibit 23.1

          CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

               As independent public accountants, we hereby consent to the incorporation by reference in Registration Statement No. 33-38739 on Form S-8 of our report dated July 8, 1994 included in this annual report on Form 11-K of the IDB Communications Group, Inc. 401(k) Savings and Retirement Plan (the Plan). It should be noted that we did not audit the Plan's financial statements as of December 31, 1992 and for the year then ended, or any prior years, and we have not audited any financial statements of the Plan subsequent to December 31, 1993 or performed any audit procedures subsequent to the date of our report.

          ARTHUR ANDERSEN & CO.
          Los Angeles, California
          July 13, 1994